The Kauderer Group, Inc.
20 West 44th Street
4th Floor Business Center
New York, NY 10036

February 12, 2008

American Scientific Resources, Inc.
83 South Putts Corner Road
New Paltz, NY  12561
EIN 14-1820954

Cc: Joseph Emas, PA (Corporate Council for the Company)

Re: Corporate Development Advisory Agreement

THIS Consulting agreement (the “Agreement”) is made and entered into as of February 12, 2008 (the “Commencement Date”) by and between The Kauderer Group, Inc (the “Consultant”) and American Scientific Resources, Inc. (the “Company”).

RECITALS
A.           The Company desires to avail itself of the experience, sources of information, advice, and assistance of Consultant.
B.           The Consultant is willing to make available to the Company Consultant’s experience, sources of information, advice, and assistance.
C.           The Consultant is willing to assist in the distribution of marketing material to its associate Marketing Firms.
E.           The consultant is willing to introduce the company new business acquisitions and partnerships.
F.           The consultant is willing to introduce the company to Institutions, Hedge Funds, Investors and Conventional lenders for Investments into the company and conventional lending for lines of credit, purchase order financing and other sources of conventional lending.

NOW, therefore, in consideration of the premises and the covenants contained herein, the Company and the Consultant agree as follows:

1.      Services.  Upon request of the Company, Consultant hereby agrees to render “Corporate Development” advisory services, Marketing and Distribution to the Company, including but not limited to: advertising and marketing; strategic planning; and assistance in development of business opportunities for the Company or its affiliates; Institutions and Hedge Funds and Conventional Lenders (collectively, the “Services”).

The Consultant is not offering to market the Company as a Registered Broker.  The Consultant is not a member or a broker/dealer of National Association of Securities Dealers.  The Consultant acts strictly in a consultancy capacity. The consultant is strictly introducing the Company to business partners to further the strategic operations of the Company.

2.      Term of Agreement.  This Agreement shall commence on the Commencement Date and shall continue until twelve (12) months thereafter, unless extended otherwise by written consent of the parties (the “Term”).

The Kauderer Group, Inc.
20 West 44th Street, 4th Floor Business Center, New York, NY 10036
www.Thekauderergroup.com

a.
Compensation.  In consideration of Consultant’s entering into this Agreement and in exchange for the Services to be performed pursuant to this Agreement, the Company shall compensate the Consultant $250,000.00 in restricted shares under Rule 144 with Registration Rights. These shares shall be issued the Registration Rights upon successful completion of an OTCBB listing. These shares are issued for such services as rendered for the term of the agreement and shall be issued upon execution of the agreement. Such shares shall be issued in the following name:

The Kauderer Group, Inc.
20 West 44th Street
Greater NY Chamber 4th Floor
New York, NY 10036
EIN # 26-1186784

b.          The Company agrees to pay the Consultant a yearly cash salary of $120,000.00. This compensation may be paid monthly and may be paid via performance. The Consultant agrees that the compensation will not be paid if the consultant does not perform on any given month to the specifications of the Company. The Company reserves the right to pay the Consultant at any given month the remainder of the yearly salary or cancel the salary for non-performance in total.

c.         Marketing and Acquisitions. The company agrees to compensate the Consultant 10% of all sales that the Consultant procures and a 10% partnership in any joint venture and/or acquisition that is generated through the consultant or its affiliates.

d.          Secured Debt Financing.  For any secured or subordinated debt financing which includes senior debt financing, notes, term loans, promissory notes, debentures, revolving lines of credit, equipment lease financing, all of which do not have any form of equity participation rights the Consultant shall receive upon the loans closing a success fee payable in cash equal to five percent (5%) of the gross proceeds approved and available to the Company, in whole or in part. If the Company will be paying a fee to another party for the same conventional loan, ect, the consultant agrees to reduce the fee to equal a total of five percent (5%).

At no time is the Consultant guaranteeing that any of these services will be performed.  All of these services will be on a BEST EFFORTS basis and will not amass any liability if any service is not performed to the acceptability of the Company

3.      Independent Contractor.  At all times during the term of this Agreement, Consultant is and shall be an independent contractor in providing the Services hereunder, with the sole right to supervise, manage, operate, control, and direct the performance incident to the Services.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationship of employee/employer or principal/agent, or otherwise create any liability whatsoever as partner, joint venture, employer, employee, principal, or agent for either the Company or Consultant with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity.

4.      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the addresses set forth below:

If to the Company, to:	If to Consultant, to:

American Scientific Resources, Inc.	The Kauderer Group, Inc.
83 South Putts Corner Road	20 West 44th Street
New Paltz, NY 12561	Greater NY Chamber 4th Floor
EIN 14-1820954	New York, NY 10036

The Kauderer Group, Inc.
20 West 44th Street, 4th Floor Business Center, New York, NY 10036
www.Thekauderergroup.com

Each such notice shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received.  Any party may change its address for purposes of this Section by giving written notice of such change to all other parties in the manner hereinabove provided.

5.      Liability of Consultant.  The Company understands that the Consultant assumes no responsibility under this Agreement other than to perform the Services in good faith, and Consultant will not be responsible for any consequences whatsoever that result from any action of the Company in following or declining to follow any advice or recommendation of the Consultant.  It is acknowledged and agreed by the Company that Consultant’s Services provided under this Agreement are consulting only and any and all decision-making regarding the Company, including without limitation whether or not to follow any advice by Consultant, is solely the responsibility of the Company.  Consultant will not be liable to the Company except by reason of acts constituting bad faith of Consultant or willful malfeasance or reckless disregard of its duties.  The parties hereto recognize and agree that the effectiveness of the Services and the success of any actions undertaken by Consultant in connection therewith are not guaranteed or warranted by Consultant in any respect whatsoever.

6.	Confidential Information.

a.
Anything herein to the contrary notwithstanding, the Company will not intentionally provide Consultant with any material non-public information, unless both (i) advising Consultant in writing prior to such disclosure that the information about to be provided constitutes material non-public information and whether, when and by what means the Company intends to make such information public and (ii) Consultant, in its sole and absolute discretion, agrees in writing to receive such information.  In furtherance of the foregoing, and not in limitation thereof, Consultant may agree in writing to receive such information on the condition that the Company comply with Regulation FD promulgated by the Securities and Exchange Commission as if the provisions regarding Confidential Information were not included in this Agreement and the Consultant was not subject to any confidentiality requirements (written, oral, implied, anticipated or otherwise) with respect to such information.

b.
Provided Consultant has agreed to receive material non-public information with respect to the Company in the manner provided in subparagraph(a) of this Section 6, or the Company has advised Consultant that the information to be provided is not material non-public information with respect to the Company, Consultant acknowledges that certain information that may be disclosed to Consultant by the Company may be confidential, proprietary, and secret in character.  Consultant agrees that such information will (i) be kept confidential by Consultant, (ii) not be used by Consultant in any way detrimental to the Company, and (iii) not be used other than in furtherance of the Services to be provided under this Agreement.

The Kauderer Group, Inc.
20 West 44th Street, 4th Floor Business Center, New York, NY 10036
www.Thekauderergroup.com

c.
The term “Confidential Information” means any information or knowledge that is not generally known to the public that is disclosed or made known to the Consultant directly or indirectly during the term of this Agreement (regardless of the form in which communicated and including all notes, memoranda, records, analyses, test results, surveys, applications for governmental approvals, and other documents and items that were prepared by the Consultant, other employees of the Company, or other persons or entities acting at the behest of or in conjunction with the Company that incorporate, embody, reflect, describe, or otherwise relate to, in whole or in part, the oral or written information made known to the Consultant).  Notwithstanding the foregoing, no item of information otherwise included in the definition of “Confidential Information” shall be deemed Confidential Information to the extent that it (i) is or becomes publicly available through no fault or breach of this Agreement, (ii) is disclosed in a non-confidential capacity by the party which would have had the right to assert that such information was Confidential Information, (iii) is lawfully obtained or could be lawfully obtained from third parties without breaching any provision of any non-disclosure agreement, (iv) is information which is previously known or is developed by the recipient independently of the disclosing party or (v) must be disclosed pursuant to or as required or directed by law or by a court or other tribunal of competent jurisdiction.  “Confidential Information” also does not include any business, industry or other analysis previously made or subsequently developed by Consultants that is not specific to the business activities of the Company.

d.
The Company acknowledges that Confidential Information is not necessarily material non-public information regarding the Company and that the Consultant may, in good faith, determine that any one or more items of Confidential Information, individually or in the aggregate, do not constitute material non-public information with respect to the Company.

7.      Binding Effect.  This Agreement shall be binding upon Consultant and the Company and their respective successors, assigns, and representatives.

8.      Assignment.  Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other.

9.      Governing Law.  This agreement shall be interpreted, enforced, construed and governed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and all disputes shall be settled in the courts of the State of NEW YORK.

10.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

11.   Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

12.   Amendment.  Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express written consent of the non-assigning party (which consent may be granted or withheld in the sole and absolute discretion of such party).

The Kauderer Group, Inc.
20 West 44th Street, 4th Floor Business Center, New York, NY 10036
www.Thekauderergroup.com

13.   Entire Agreement.  This Agreement (including any Exhibits hereto and the documents delivered pursuant hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FOR THE COMPANY:	FOR THE CONSULTANT:

American Scientific Resources, Inc.	The Kauderer Group, Inc.

By:	By:
Christopher F. Tirotta, MD, MBA	Danielle Kauderer
CEO	CFO

Jay Kim, P.A.
WardKim LLLP
Litigation Council, The Kauderer Group/Affiliates
One Financial Plaza, Suite 2600
Fort Lauderdale, FL 33394
(954) 527-1115
(954) 527-1116 Fax

Kimberly L. Graus, PA
Securities Council, The Kauderer Group/Affiliates
4949 SR 64 East, #141
Bradenton, Fl. 34208
(941) 747-5290
(866) 640-6858 facsimilie

Joseph Emas, PA
Securities Council for American Scientific Resources, Inc.
1224 Washington Avenue
Miami Beach, FL 33139
(305) 531-1174
(305) 531-1274

The Kauderer Group, Inc.
20 West 44th Street, 4th Floor Business Center, New York, NY 10036
www.Thekauderergroup.com